CERTIFICATE OF INCORPORATION

OF

PEOPLENET INTERNATIONAL CORPORATION

As Amended on July 24, 2001

1. The name of this corporation is PEOPLENET INTERNATIONAL CORPORATION.

2. The address of this corporation's registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) consisting of (i) One Hundred Million (100,000,000) shares of Common Stock of the par value of $.0001 per share and (ii) Ten Million (10,000,000) shares of Preferred Stock of the par value of $.0001 per share.

A. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof of the Preferred Stock, and of the Common Stock are as follows:

1. Preferred Stock.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the Preferred Stock in series and by filing a Certificate pursuant to the Delaware General Corporation Law to establish the number of shares to be included in each such series. The Preferred Stock may be issued either as a class without series, or as so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term "Preferred Stock" is used in this Article FOURTH, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both, unless the context shall otherwise require. There is hereby expressly granted to the Board of Directors of the Corporation authority, subject to the limitations provided by law, to fix the voting power, the designations, and the relative preferences, powers, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series of said Preferred Stock and the variations in the relative powers, rights, preferences and limitations as between series, and to increase the number of shares constituting each series, and to decrease such number of shares (but not to less than the number of outstanding shares of the series), in the resolution or resolutions adopted by the Board of Directors providing for the issue of said Preferred Stock.

The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

a. The designation of the series;

b. The number of shares initially constituting such series;

c. The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

d. The rate or rates and the times and conditions under which dividends on the shares of such series shall be paid, and, (i) if such dividends are payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, the terms and conditions of such payment, and (ii) if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

e. Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under conditions and at different redemption dates;

f. The amount payable on the shares of such series in the event of the dissolution of, or upon any distribution of the assets of, the Corporation;

g. Whether or not the shares of such series may be convertible into, or exchangeable for, shares of any other class or series and the price or prices and the rates of exchange and the terms of any adjustments to be made in connection with such conversion or exchange;

h. Whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more or less than one vote per share;

i. Whether or not a purchase fund shall be provided for the shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof;

j. Whether or not a sinking fund shall be provided for the redemption of the shares of such series and if such a sinking fund shall be provided, the terms and conditions thereof; and

k. Any other powers, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article FOURTH or the limitations provided by law.

2. Common Stock.

a. Subject to the rights of the Preferred Stockholders, the holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon by the Board of Directors of the Corporation in its discretion, from time to time, out of any funds or assets of the Corporation lawfully available for the payment of such dividends.

b. In the event of any liquidation, dissolution or winding up of the Corporation, or any reduction of its capital, resulting in a distribution of its assets to its stockholders, whether voluntary or involuntary, then, after there shall have been paid or set apart for the holders of the Preferred Stock the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive as a class, pro rata, the remaining assets of the Corporation available for distribution to its stockholders.

c. For any and all purposes of this Certificate of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or substantially all of the assets of the Corporation, or any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

d. Except as otherwise expressly provided by law or in a resolution of the Board of Directors providing voting rights to the holders of the Preferred Stock, the holders of the Common Stock shall possess exclusive voting power for the election of directors and for all other purposes and each holder thereof shall be entitled to one vote for each share thereof.

B. As of the close of business on July 25, 2001, the outstanding shares of common stock of the Corporation shall be forward split on a 20,100-for-one basis (whereupon each holder of one share of common stock shall receive 20,099 additional shares of common stock).

5. The name and mailing address of the incorporator is:

Anthony J. Bishop, Esquire

333 S. Hope Street, 48th Floor

Los Angeles, California 90071

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter or repeal the bylaws of this corporation.

7. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of this corporation.

8. No director of this corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived any improper personal benefit.

9. Neither the amendment nor repeal of Article 8, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article 8, shall eliminate or reduce the effect of Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

10. The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated therein are true.

Dated: February 5, 1997

State of California

County of Los Angeles

/s/ Anthony J. Bishop

Anthony J. Bishop, Incorporator